Exhibit 99.1
Graymark Healthcare Reports Full Year 2010 Results
Recurring Revenue Stream from Sleep Therapy Business Expands 105% since Q1
OKLAHOMA CITY, March 28, 2011 — Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the fiscal year ended December 31, 2010.
Net revenues in 2010 increased 30% to $22.8 million from $17.6 million in 2009 (as adjusted for the discontinued operations of the company’s retail pharmacy business). The annual increase is primarily attributable to realizing a full year of operating revenue amounting to $6.7 million from the Somni and Eastern acquisitions completed in August and September of 2009, respectively.
Revenue from the company’s sleep diagnostic business increased 27% to $17.2 million in 2010 from $13.5 million in 2009. The increase was primarily attributable to the 2009 acquisitions, partially offset by lower revenue from existing operations. The lower revenue was due to the company’s previously announced strategy to transition from being an out-of-network provider to entering into in-network agreements with third-party payers. This transition provides Graymark the opportunity to lower administrative expenses and accelerate the receipt of reimbursement payments, resulting in improved cash flow. Additionally, the company believes that by significantly lowering patient out of pocket costs as a result of being in-network, Graymark will also be able to increase the volume of patients serviced at the company’s independent sleep care centers. This transition is expected to be completed by the end of the first quarter of 2012.
Revenue from Graymark’s sleep therapy business in 2010 increased 37% to $5.6 million from $4.0 million in 2009. In addition to contributions from the 2009 acquisitions, the annual increase was attributable to increases in both setup and resupply volumes, with resupply representing an important recurring revenue aspect of the company’s business. Resupply volume increased 105% from 1,084 packages shipped in the first quarter of 2010 to 2,220 shipped in the fourth quarter of 2010.
Operating expenses were $31.9 million in 2010, including non-cash charges related to goodwill and intangible asset impairment, and the impairment of property and equipment of $10.8 million and $762,000, respectively. As a result of lower than expected operating results at the company’s sleep centers in Oklahoma, Nevada and Texas, and forecasted cash flows in those markets, the company reassessed the carrying value of its goodwill as of December 31, 2010. The company also reassessed the value of property and equipment at certain sleep diagnostic facilities that were no longer compatible with current systems. The goodwill and property and equipment impairment charges are non-cash adjustments, which have no affect on cash flows or liquidity. Operating expenses were $18.4 million in 2009.
Net loss attributable to Graymark Healthcare was $19.1 million or $(0.66) per share in 2010, compared to a net loss of $5.2 million or $(0.18) per share in 2009.
Net loss attributable to Graymark Healthcare for the full year 2010 included non-cash charges for goodwill and intangible asset impairment of $10.8 million, impairment of property and equipment of $762,000, impairment of equity investment of $200,000, and stock-based compensation expense of $390,000. Net loss attributable to Graymark Healthcare for the full year 2009 included stock-based compensation expense of $682,000. There were no charges for goodwill and intangible asset impairment, the impairment of property and equipment, or the impairment of equity investment in 2009.
Adjusted EBITDA from continuing operations in 2010 was a loss of $3.0 million as compared to a loss of $4.6 million in 2009 (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).

At December 31, 2010, cash and cash equivalents totaled $1.6 million, compared to $1.9 million at December 31, 2009.
2010 Operational Highlights
•	Graymark performed 18,435 sleep studies in the company’s standalone facilities, rural outreach sites and hospital agreements, an increase of 38% from 2009.

•	Increase in sleep studies drove an increase in Continuous Positive Airway Pressure (CPAP) setups to 3,031, up 57% over 2009.

•	The company signed 11 new hospital contracts for sleep medicine services in 2010, while transitioning out of five standalone facilities during the year.

•	Graymark became the second largest pure-play company in the sleep management business following the sale of substantially all the assets of the pharmacy division to Walgreens for a total enterprise value of approximately $33 million.
Management Commentary
“2010 was a transformative year for Graymark as we successfully divested our pharmacy business to focus exclusively on the fast growing market of diagnosing and treating obstructive sleep apnea,” said Stanton Nelson, Graymark’s chairman and CEO. “With the restructuring costs associated with this divestiture behind us, we are now focused on reducing overall operating expenses through synergies realized by the combination of the Somni and Eastern acquisitions, as well as identifying additional operational efficiencies.
“We are also very much focused on bottom-line growth. In the fourth quarter of 2009, we launched a new comprehensive care model to improve the conversion rate of OSA patients into successfully using a CPAP device. The momentum generated by this new model resulted in a 37% increase in our sleep therapy business over the course of the year, and more than doubled our resupply shipment orders from Q1 to Q4.”
“Our expectations for 2011 remain very positive as we further synergize our 2009 acquisitions and capitalize on the 11 hospital contracts we folded into our model in 2010. Out of the 11, six were signed in the fourth quarter and we’ve since signed six additional hospital agreements in the first quarter of 2011. Based upon this momentum, as well as the increasing recurring revenue stream from converting new patients into our resupply business, we expect to be EBITDA positive in the third quarter of 2011.”
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare Inc. (NASDAQ: GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 98 sleep laboratories throughout the United States, including standalone or IDTF facilities, rural outreach sites and hospital or provider agreements. For more information, visit www.graymarkhealthcare.com.
Reconciliation of Non-GAAP Financial Measures
Graymark is providing EBITDA from continuing operations information, which is defined as net income from continuing operations plus interest, income taxes, depreciation and amortization expense, and Adjusted EBITDA from continuing operations information, which is defined as EBITDA plus impairment of goodwill and intangible assets, impairment of property and equipment, impairment of equity investment, and non-cash stock option expense, as a compliment to GAAP results. The company has introduced Adjusted EBITDA in this reporting period to represent these additional non-cash charges, which, besides non-cash stock based compensation, the company does not expect to repeat in following periods. Therefore, the company does not plan to continue to use Adjusted EBITDA on an ongoing basis. EBITDA and Adjusted EBITDA are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA and Adjusted EBITDA are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Graymark Healthcare, Inc.
Reconciliation of Net Income to EBITDA From Continuing Operations and Adjusted EBITDA From Continuing
Operations
Years Ended December 31, 2010 and 2010

	2010	2009
Net Loss	$(19,289,519)	$(5,341,702)
(Income) Loss Discontinued Operations	1,416,083	(1,998,901)

Loss From Continuing Operations, net of taxes	(17,873,436)	(7,340,603)

EBITDA add-backs:

Interest	1,223,334	952,724
Taxes	166,795	—
Depreciation	1,337,990	1,074,132

Total EBITDA add-backs	2,728,119	2,026,856

EBITDA From Continuing Operations	(15,145,317)	(5,313,747)

Other Significant Non-Cash Items Continuing Operations

Impairment of Goodwill and Intangible Assets	10,751,997	—
Impairment of Property and Equipment	762,224	—
Impairment of equity investment	200,000	—
Non-Cash Stock Option Compensation Expense	390,000	682,000

Total Other Significant Non-Cash Items Continuing Operations	12,104,221	682,000

Adjusted EBITDA From Continuing Operations	$(3,041,096)	$(4,631,747)

Important Cautions Regarding Forward Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Graymark Healthcare Inc.
Stanton Nelson
Chairman and CEO
Tel 405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com

GRAYMARK HEALTHCARE, INC.
Consolidated Balance Sheets
As of December 31, 2010 and 2009

	2010	2009
ASSETS

Cash and cash equivalents	$878,796	$1,093,645
Cash and cash equivalents from discontinued operations	692,261	796,961
Accounts receivable, net of allowances for contractual adjustments and doubtful accounts of $2,791,906 and $9,772,580, respectively	2,892,271	4,276,628
Inventories	553,342	351,585
Current assets from discontinued operations	2,093,571	15,515,067
Other current assets	468,486	120,388

Total current assets	7,578,727	22,154,274

Property and equipment, net	3,870,514	5,318,680
Intangible assets, net	2,400,756	5,871,578
Goodwill	13,007,953	20,516,894
Other assets from discontinued operations	1,101,013	21,087,323
Other assets	733,589	1,137,197

Total assets	$28,692,552	$76,085,946

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$942,020	$561,031
Accrued liabilities	2,357,195	1,752,598
Short-term debt	—	195,816
Current portion of long-term debt	22,768,781	480,201
Current liabilities from discontinued operations	2,015,277	7,890,407

Total current liabilities	28,083,273	10,880,053

Long-term debt, net of current portion	436,850	22,215,875
Liabilities from discontinued operations	—	23,694,319

Total liabilities	28,520,123	56,790,247
Equity:
Graymark Healthcare shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 28,953,611 and 28,989,145 issued and outstanding, respectively	2,895	2,899
Paid-in capital	29,519,387	29,086,750
Accumulated deficit	(29,218,977)	(9,869,471)

Total Graymark Healthcare shareholders’ equity	303,305	19,220,178
Non-controlling interest	(130,876)	75,521

Total equity	172,429	19,295,699

Total liabilities and shareholders’ equity	$28,692,552	$76,085,946

GRAYMARK HEALTHCARE, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2010 and 2009

	2010	2009
Net Revenues:
Services	$17,206,634	$13,529,092
Product sales	5,557,455	4,042,447

	22,764,089	17,571,539

Cost of Services and Sales:
Cost of services	5,515,380	3,806,582
Cost of sales	1,628,686	1,716,350

	7,144,066	5,522,932

Gross Margin	15,620,023	12,048,607

Operating Expenses:
Selling, general and administrative	17,277,322	13,593,655
Bad debt expense	1,763,736	3,768,699
Impairment of goodwill and intangible assets	10,751,997	—
Impairment of property and equipment	762,224	—
Depreciation and amortization	1,337,990	1,074,132

	31,893,269	18,436,486

Other (Expense):
Interest expense, net	(1,223,334)	(906,870)
Other expense	(10,061)	(45,854)
Impairment of equity investment	(200,000)	—

Net other (expense)	(1,433,395)	(952,724)

Income (loss) from continuing operations, before taxes	(17,706,641)	(7,340,603)
Provision for income taxes	(166,795)	—

Income (loss) from continuing operations, net of taxes	(17,873,436)	(7,340,603)
Income (loss) from discontinued operations, net of taxes	(1,416,083)	1,998,901

Net income (loss)	(19,289,519)	(5,341,702)
Less: Net income (loss) attributable to non-controlling interests	(153,513)	(153,806)

Net income (loss) attributable to Graymark Healthcare	$(19,136,006)	$(5,187,896)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.61)	$(0.25)
Income from discontinued operations	(0.05)	0.07

Net income (loss) per share	$(0.66)	$(0.18)

Weighted average number of common shares outstanding	28,983,358	28,414,508

Weighted average number of diluted shares outstanding	28,983,358	28,414,508